Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Third Quarter Ended September 30, 2013

Reported EPS of 63 Cents Includes Restructuring Costs of Nine Cents

Adjusted EPS of 72 Cents is a 9% increase and a Third Quarter Record

Cash Provided by Operations in the First Nine Months Increased 28%

MILWAUKEE—October 17, 2013 —Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 63 cents in the third quarter which includes restructuring costs of nine cents per share. As adjusted, to remove the impact of the restructuring costs, diluted earnings per share were 72 cents, a third quarter record and an increase of 9.1% over the 66 cents reported in the comparable period last year.  Consolidated revenue was $372.0 million compared to $369.4 million in the third quarter of 2012. Operating income was $48.8 million, as reported, and included $6.6 million of pre-tax restructuring costs. Adjusted operating income increased 9.2% to $55.4 million compared to $50.7 million reported in last year’s third quarter.  Foreign currency translation did not have a significant impact on revenue or operating income in the third quarter.

Revenue was approximately $1.1 billion for the year to date periods in both 2013 and 2012.  Diluted earnings per share, as reported, were $1.71, which includes restructuring costs of 37 cents. As adjusted, to remove the impact of the restructuring costs, diluted earnings per share were $2.08 compared to $1.94 reported in the first nine months of last year. Foreign currency translation did not have a significant impact on revenue or earnings per share in the first nine months of this year.

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Sensient Technologies Corporation	Page 2
Earnings Release – Third Quarter Ended September 30, 2013
October 17, 2013

Cash provided by operating activities in the third quarter of 2013 was $47.7 million, an increase of 11% from the $43.1 million reported in the third quarter of 2012. For the first nine months of 2013 cash provided by operating activities increased 28% to a record level of $117.8 million compared to $92.2 million in the first nine months of 2012.

Earlier this year, the Company announced that it was initiating a broad and strategic restructuring plan. The plan includes relocating the Flavors & Fragrances Group headquarters from Indianapolis to Chicago, which was completed this quarter.  The plan also included consolidating several operating facilities throughout Europe and North America, and reducing the Company’s global headcount. The plan is progressing as scheduled and within the Company’s original cost estimates. The Company has included non-GAAP results to remove the costs related to the restructuring plan and provide investors with a view of operating performance excluding significant and non-recurring items.

“The Company had an outstanding quarter,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.  “We are encouraged by opportunities in both the Color and Flavor businesses, and I am very optimistic about the Company’s future.”

BUSINESS REVIEW

The Color Group reported revenue of $123.9 million in the third quarter of 2013, compared to $122.1 million reported in the comparable period last year.  Operating income increased 10.8% in the quarter to $26.8 million from $24.2 million in last year’s third quarter. The Color Group’s operating margin increased 190 basis points to 21.7% in the third quarter, driven by strong performances across the Group. The food, pharmaceuticals, cosmetics and digital inks businesses all reported double digit operating income growth in the quarter. Foreign currency translation impacted both revenue and operating income by less than one percent in the quarter.

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Sensient Technologies Corporation	Page 3
Earnings Release – Third Quarter Ended September 30, 2013
October 17, 2013

The Flavors & Fragrances Group reported quarterly revenue of $226.3 million compared to the $224.7 million reported in the comparable period last year.  Operating income was $31.8 million in the third quarter of both years.  The impact of foreign currency translation was less than one percent for both revenue and operating income.

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific and China, and the flavor businesses in Central and South America, reported revenue of $37.6 million in the third quarter compared to $37.8 million in the comparable period last year.  Revenue increased 3.3%, in local currency, in the third quarter.

2013 OUTLOOK

Sensient is maintaining its previous guidance for 2013 diluted earnings per share, which is expected to be between $2.68 and $2.73, excluding the impact of the restructuring charge.

CONFERENCE CALL

The Company will host a conference call to discuss its 2013 third quarter financial results at 10:00 a.m. CDT on Friday, October 18, 2013.  To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.

A replay will be available beginning at 1:00 p.m. CDT on October 18, 2013, through midnight on October 25, 2013, by calling (404) 537-3406 and referring to conference identification number 73776066.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

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Sensient Technologies Corporation	Page 4
Earnings Release – Third Quarter Ended September 30, 2013
October 17, 2013

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2012, and quarterly report on Form 10-Q for the quarter ended June 30, 2013. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended September 30,			Nine Months Ended September 30,

	2013	2012	% Change	2013	2012	% Change

Revenue	$371,993	$369,371	0.7%	$1,116,439	$1,102,808	1.2%

Cost of products sold	251,934	251,778	0.1%	756,722	749,928	0.9%
Selling and administrative expenses	71,269	66,892	6.5%	225,911	201,392	12.2%

Operating income	48,790	50,701	-3.8%	133,806	151,488	-11.7%
Interest expense	4,048	4,483		12,317	13,236

Earnings before income taxes	44,742	46,218	-3.2%	121,489	138,252	-12.1%
Income taxes	13,217	13,342		36,243	41,565

Net earnings	$31,525	$32,876	-4.1%	$85,246	$96,687	-11.8%

Earnings per common share:
Basic	$0.63	$0.66	-4.5%	$1.71	$1.95	-12.3%

Diluted	$0.63	$0.66	-4.5%	$1.71	$1.94	-11.9%

Average common shares outstanding:
Basic	49,761	49,536	0.5%	49,741	49,616	0.3%

Diluted	49,946	49,785	0.3%	49,910	49,850	0.1%

Reconciliation of Non-GAAP Amounts

The Company recorded restructuring costs of $6.6 million ($4.4 million after-tax or $0.09 per share) and $26.0 million ($18.5 million after-tax or $0.37 per share) for the three and nine months ended September 30, 2013, respectively, related to the 2013 restructuring program to relocate the Flavors & Fragrances Group headquarters to Chicago, as well as a profit improvement plan across all segments of the Company.

	Three Months Ended September 30,

	Reported	Restructuring	Adjusted	Reported
	2013	Impact	2013	2012	% Change

Revenue	$371,993	$-	$371,993	$369,371	0.7%

Cost of products sold	251,934	545	251,389	251,778	-0.2%
Selling and administrative expenses	71,269	6,041	65,228	66,892	-2.5%

Operating income	48,790	(6,586)	55,376	50,701	9.2%
Interest expense	4,048	-	4,048	4,483

Earnings before income taxes	44,742	(6,586)	51,328	46,218	11.1%
Income taxes	13,217	(2,206)	15,423	13,342

Net earnings	$31,525	$(4,380)	$35,905	$32,876	9.2%

Earnings per common share:
Basic	$0.63	$(0.09)	$0.72	$0.66	9.1%

Diluted	$0.63	$(0.09)	$0.72	$0.66	9.1%

Average common shares outstanding:
Basic	49,761		49,761	49,536	0.5%

Diluted	49,946		49,946	49,785	0.3%

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Sensient Technologies Corporation	Page 6
(In thousands, except percentages and per share amounts)

Reconciliation of Non-GAAP Amounts (continued)

	Nine Months Ended September 30,

	Reported	Restructuring	Adjusted	Reported
	2013	Impact	2013	2012	% Change

Revenue	$1,116,439	$-	$1,116,439	$1,102,808	1.2%

Cost of products sold	756,722	1,417	755,305	749,928	0.7%
Selling and administrative expenses	225,911	24,584	201,327	201,392	0.0%

Operating income	133,806	(26,001)	159,807	151,488	5.5%
Interest expense	12,317	-	12,317	13,236

Earnings before income taxes	121,489	(26,001)	147,490	138,252	6.7%
Income taxes	36,243	(7,512)	43,755	41,565

Net earnings	$85,246	$(18,489)	$103,735	$96,687	7.3%

Earnings per common share:
Basic	$1.71	$(0.38)	$2.09	$1.95	7.2%

Diluted	$1.71	$(0.37)	$2.08	$1.94	7.2%

Average common shares outstanding:
Basic	49,741		49,741	49,616	0.3%

Diluted	49,910		49,910	49,850	0.1%

The Company is presenting these non-GAAP amounts to provide investors with a view of operating performance excluding the restructuring impact.

Results by Segment	Three Months Ended September 30,			Nine Months Ended September 30,

Revenue	2013	2012	% Change	2013	2012	% Change

Flavors & Fragrances	$226,270	$224,699	0.7%	$671,229	$658,348	2.0%
Color *	123,854	122,102	1.4%	378,321	383,599	-1.4%
Corporate & Other	37,579	37,809	-0.6%	112,377	108,582	3.5%
Intersegment elimination	(15,710)	(15,239)	3.1%	(45,488)	(47,721)	-4.7%

Consolidated	$371,993	$369,371	0.7%	$1,116,439	$1,102,808	1.2%

Operating Income

Flavors & Fragrances	$31,759	$31,810	-0.2%	$93,240	$94,334	-1.2%
Color *	26,833	24,211	10.8%	80,516	76,547	5.2%
Corporate & Other	(9,802)	(5,320)		(39,950)	(19,393)

Consolidated	$48,790	$50,701	-3.8%	$133,806	$151,488	-11.7%

Consolidated Excluding Restructuring Charge	$55,376	$50,701	9.2%	$159,807	$151,488	5.5%

* Beginning in the first quarter of 2013, the results of operations for the Company’s cosmetic and pharmaceutical businesses in Asia Pacific and China, previously reported in the Corporate & Other segment, are reported in the Color Group. Results for 2012 have been restated to reflect this change.

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Sensient Technologies Corporation	Page 7
(In thousands, except per share amounts)

Consolidated Condensed Balance Sheets
September 30,	2013	2012

Current assets	$789,408	$750,358
Goodwill and intangibles (net)	464,541	458,370
Property, plant and equipment (net)	547,467	488,707
Other assets	45,388	39,405

Total Assets	$1,846,804	$1,736,840

Current liabilities	$240,179	$208,511
Long-term debt	334,852	328,837
Accrued employee and retiree benefits	43,222	56,420
Other liabilities	18,396	31,085
Shareholders' equity	1,210,155	1,111,987

Total Liabilities and Shareholders' Equity	$1,846,804	$1,736,840

Consolidated Statements of Cash Flows
Three Months Ended September 30,	2013	2012

Net cash provided by operating activities	$47,725	$43,093

Cash flows from investing activities:
Acquisition of property, plant and equipment	(22,006)	(19,753)
Proceeds from sale of assets	5,900	-
Other investing activity	(33)	(36)

Net cash used in investing activities	(16,139)	(19,789)

Cash flows from financing activities:
Proceeds from additional borrowings	4,978	8,060
Debt payments	(27,238)	(22,777)
Dividends paid	(11,509)	(10,941)
Proceeds from options exercised and other	93	526

Net cash used in financing activities	(33,676)	(25,132)

Effect of exchange rate changes on cash and cash equivalents	(320)	2,113

Net (decrease) increase in cash and cash equivalents	(2,410)	285
Cash and cash equivalents at beginning of period	26,665	12,055
Cash and cash equivalents at end of period	$24,255	$12,340

Supplemental Information
Three Months Ended September 30,	2013	2012

Depreciation and amortization	$13,158	$12,051

Dividends per share	$0.23	$0.22